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EXHIBIT 99.2

[PGI LOGO]	Polymer Group, Inc. P.O. Box 5069 N. Charleston, SC 29405 Contact: Robert Johnston 843-566-7293

PGI Investor Relations News Release

Polymer Group, Inc. Announces Extension to
Forbearance Agreement

For Immediate Release

Friday, February 1, 2002

        [North Charleston, South Carolina]—Polymer Group, Inc. (NYSE: PGI) announced today that its senior lenders had approved an amendment to the existing Forbearance Agreement dated as of December 30, 2001. The amendment gives the Company until February 22, 2002, to deliver to the senior lenders, among other things, a complete and comprehensive recapitalization proposal. As a result of this amendment, the Company is now in full compliance with the terms of the Forbearance Agreement.

        Polymer Group, Inc., the world's third largest producer of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company employs approximately 4,000 people and operates 25 manufacturing facilities throughout the world. Polymer Group, Inc. is the exclusive manufacturer of Miratec® fabrics, produced using the Company's proprietary advanced APEX® laser and fabric forming technologies. The Company believes that Miratec® has the potential to replace traditionally woven and knit textiles in a wide range of applications. APEX® and Miratec® are registered trademarks of Polymer Group, Inc.

        Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) increased competition in markets in which the Company competes, (ii) increased costs, (iii) changes in conditions of the general economy and (iv) the Company's substantial leverage position. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company's 2000 Annual Report on Form 10-K.

        For further information, please contact:

Robert Johnston or Dennis Norman Polymer Group,Inc. P.O. Box 5069 North Charleston, SC 29405
Telephone No.:	(843) 566-7293
Web:	www.polymergroupinc.com
E-mail:	johnstonr@pginw.com

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Polymer Group, Inc. Announces Extension to Forbearance Agreement